Exhibit 99.3

NORTHERN DYNASTY MINERALS LTD.

- and -

KOPERNIK GLOBAL INVESTORS, LLC

INVESTMENT AGREEMENT

December 8, 2023

Exhibit 99.3

TABLE OF CONTENTS

Page No.

ARTICLE 1 INTERPRETATION		1
1.1	Definitions	1
1.2	Time of the Essence	7
1.3	Calculation of Time	7
1.4	Currency	7
1.5	Business Days	7
1.6	Headings, etc.	7
1.7	Interpretation	7
1.8	Statutory References	7
1.9	Accounting Terms	7
1.10	Knowledge	8

ARTICLE 2 SUBSCRIPTION FOR CONVERTIBLE NOTES		8
2.1	Subscription	8
2.2	Closing	8
2.3	Closing Deliveries	8
2.4	Closing Conditions	8

ARTICLE 3 INTERIM COVENANTS		10
3.1	Interim Period Covenants	10

ARTICLE 4 REPRESENTATIONS AND WARRANTIES		11
4.1	Representations and Warranties of the Company	11
4.2	Representations and Warranties of the Investor	19
4.3	Survival of Representations and Warranties	21
4.4	Indemnification	21

ARTICLE 5 CONFIDENTIALITY		22
5.1	Confidentiality	22

ARTICLE 6 GENERAL		23
6.1	Termination	23
6.2	No Partnership	24
6.3	Expenses	24
6.4	Public Notices	24
6.5	Remedies	24
6.6	Further Assurances	25
6.7	Assignment and Enurement	25
6.8	Entire Agreement	25
6.9	Waiver	25
6.10	Notices	25
6.11	Severability	26

Exhibit 99.3

6.12	Arbitration	27
6.13	Governing Law and Jurisdiction for Disputes	27
6.14	Counterparts	27

Exhibit 99.3

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT is made as of December 8th, 2023.

BETWEEN:

NORTHERN DYNASTY MINERALS LTD., a corporation existing under the laws of the Province of British Columbia

(the “Company”)

- and -

KOPERNIK GLOBAL INVESTORS, LLC, a limited liability corporation incorporated under the laws of the State of Delaware

(the “Investor”)

RECITALS:

A.	Further to the execution of the Term Sheet and on the terms and subject to the conditions set out in this Agreement, the Investor wishes to subscribe for and on behalf the subscribers set forth in Schedule A hereto (the “Subscribers”), and the Company wishes to issue to the Subscribers the Convertible Notes (as defined herein) for an aggregate subscription price of US$15,000,000.

B.	In connection with the Investor’s investment in the Company, the Parties have agreed to the additional covenants, representations, warranties and indemnities set out in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the Parties), the Parties agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings (and grammatical variations thereof shall have corresponding meanings):

(a)	“Affiliate” means, with respect to a specified Person, any other Person that such specified Person directly or indirectly Controls, is Controlled by, or is under common Control with; provided that, for greater certainty, neither the Company nor any of its Subsidiaries is an Affiliate of the Investor or any of its Subsidiaries for the purposes of this Agreement;

(b)	“Agreement” means this Investment Agreement, including all instruments supplementing, amending or confirming this Agreement from time to time;
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Exhibit 99.3

(c)	“BCBCA” means the British Columbia Business Corporations Act;

(d)	“Board” means the board of directors of the Company;

(e)	“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which chartered banks are closed for business in Vancouver, British Columbia, Canada or New York, New York, United States;

(f)	“Canadian Securities Laws” means all Securities Laws in the Reporting Jurisdictions, together with published fee schedules, prescribed forms, policy statements, notices, Orders, blanket rulings and other regulatory instruments of the Securities Regulators;

(g)	“Claim” means any claim or liability of any nature whatsoever, including any demand, obligation, liability, debt, cause of action, suit, proceeding, judgment, award, assessment or reassessment;

(h)	“Closing” has the meaning ascribed to that term in Section 2.2;

(i)	“Closing Date” has the meaning ascribed to that term in Section 2.2;

(j)	“Common Shares” means the Common Shares in the capital of the Company;

(k)	“Company” has the meaning ascribed to that term in the preamble to this Agreement;

(l)	“Company Material Subsidiaries” means Pebble Partnership, Pebble Mines Corp., the General Partner of the Pebble Partnership, Pebble East Claims Corporation and Pebble West Claims Corporation;

(m)	“Confidential Information” has the meaning ascribed to that term in Section 5.1;

(n)	“Contract” means any agreement, indenture, contract, lease, deed of trust, contractual licence, option, instrument, arrangement, understanding or other commitment, whether written or oral;

(o)	“Control” means that a Person has the power to direct or cause the direction of the management and policies of another Person, whether through holding a beneficial ownership interest in such other Person, through Contract or otherwise;

(p)	“Conversion Shares” means the Common Shares issuable upon conversion of the Convertible Notes;

(q)	“Convertible Notes” means the convertible notes to be issued to the Subscribers in the aggregate principal amount of US$15,000,000 in the form attached hereto as Schedule B;

(r)	“Convertible Securities” means any agreement, option, warrant, note, instrument, right or other security or conversion privilege issued or granted by the Company or any of its Affiliates that is exercisable or convertible into, or exchangeable for, or otherwise carries the right of the holder to purchase or otherwise acquire Common Shares, including pursuant to one or multiple exercises, conversions and/or exchanges;

(s)	“Effective Time” has the meaning ascribed to that term in Section 2.2;

(t)	“Environmental Laws” means all applicable Laws relating to the protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface
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Exhibit 99.3

strata) or wildlife, natural resources, human health and safety, the manufacture, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances, the assessment of environmental and social impacts or the rehabilitation, reclamation and closure of lands;

(u)	“Financial Statements” has the meaning ascribed to that term in Section 4.1(n);

(v)	“Governmental Authorizations” means licenses, permits, consents, certificates, exemptions, registrations, waivers and other authorizations and approvals of any Governmental Entity;

(w)	“Governmental Entity” means (i) any multinational, federal, provincial, state, territorial, municipal, local or other governmental or public department, central bank, court, tribunal, governmental arbitrator, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign, or any subdivision or authority of any of the foregoing, (ii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, (iii) any stock exchange, or (iv) any person, official or individual acting within the power of or derived from any of the foregoing (whether administrative, legislative, executive or otherwise);

(x)	“Guarantee” means the joint and several guarantee of the Guarantors to be dated as of the Closing Date made unconditionally guaranteeing the payment of the Principal Amount and interest when and as such amounts will become due and payable on the Convertible Notes;

(y)	“Guarantors” means, collectively, the Company Material Subsidiaries and each other material Subsidiary of the Company formed or acquired after the date hereof and which delivers a guarantee; and “Guarantor” means any of them;

(z)	“Hazardous Substances” means any substance, material or waste that is defined, regulated, listed or prohibited by Environmental Laws, including pollutants, contaminants, chemicals, deleterious substances, dangerous goods, hazardous or industrial toxic wastes or substances, tailings, wasterock, radioactive materials, flammable substances, explosives, petroleum and petroleum products, polychlorinated biphenyls, chlorinated solvents and asbestos;

(aa)	“IFRS” means International Financial Reporting Standards as promulgated by the International Accounting Standards Board in effect from time to time;

(bb)	“Investor” has the meaning ascribed to that term in the preamble to this Agreement;

(cc)	“Laws” means (i) any Canadian or foreign federal, national, provincial, state, territorial, regional, local, municipal or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, proclamation, directive, code, edict, instrument, Order, policy, rule, regulation, ruling or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and having the force of law, and (ii) any practice, protocol, standard, guideline, interpretation or other pronouncement of any Governmental Entity which, although not necessarily having the force of law, is regarded by such Governmental Entity as requiring compliance as if it had the force of law;

(dd)	“Liabilities” means any debts, liabilities and obligations, whether accrued, absolute or contingent, matured or unmatured, determined or determinable;

(ee)	“Lien” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, easement or security interest of any nature, any matter capable of registration against
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Exhibit 99.3

title, any option, right of pre-emption, privilege or other third party interest in respect of an asset, or any Contract to create any of the foregoing;

(ff)	“Material Adverse Effect” means any result, fact, change, effect, event, circumstance, occurrence or development that when taken together with all other results, facts, changes, effects, events, circumstances, occurrences or developments has or would reasonably be expected to have a material and adverse effect on the business, results of operations, capitalization, assets, properties (including the Pebble Project), liabilities (including any contingent liabilities), obligations (whether absolute, accrued, conditional or otherwise), prospects or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole;

(gg)	“Material Contracts” means, collectively, each Contract material to the Company and its Subsidiaries and their respective businesses, taken as a whole, as disclosed in the Public Disclosure Documents;

(hh)	“NI 43-101” means National Instrument 43-101 - Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators;

(ii)	“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department;

(jj)	“Order” means any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Entity that is binding on any Person or its property under applicable Law;

(kk)	“ordinary course of business” means the ordinary course of the Company’s (collectively with its Subsidiaries’) business consistent with past practice;

(ll)	“Outside Date” means December 31, 2023;

(mm)	“Parties” means the Company and the Investor, collectively, and “Party” means either of them;

(nn)	“PCMLTFA” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada);

(oo)	“Pebble Deposit” means copper, gold, molybdenum, silver and rhenium mineral deposit located in southwest Alaska on the Pebble Mineral Claims;

(pp)	“Pebble Partnership” means Pebble Limited Partnership, an Alaskan registered limited partnership wholly owned by the Company;

(qq)	“Pebble Project” means development of a mine producing copper, gold, molybdenum, silver and rhenium minerals from the Pebble Deposit;

(rr)	“Pebble Mineral Claims” means the contiguous block of 1,840 administratively active State of Alaska mining claims and leasehold locations covering approximately 274 mi2 held by the Pebble Partnership and which include the Pebble Deposit;

(ss)	“Pebble Technical Report” means the NI 43-101 technical report entitled, Pebble Project, NI 43-101 Technical Report Update and Preliminary Economic Assessment, Alaska, United States of America, Effective Date: August 21, 2023 Amended & Restated Report Date: September 18, 2023 by Robin Kalanchey, P.Eng., Ausenco Engineering Canada Inc., Scott Weston, P. Geo., Ausenco Sustainability Inc., Graeme Roper, P. Geo., Tetra Tech Canada Inc., Greg Z. Mosher, P. Geo., Tetra Tech Canada Inc., Hassan Ghaffari, P.Eng., Tetra Tech Canada Inc., Sabry Abdel Hafez,
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PhD, P.Eng., Worley Canada Services Ltd., Les Galbraith, P.Eng., P.E., Knight Piésold Ltd., Stuart J. Parks, P.E., NANA Worley, James Wescott Bott, P.E., HDR Alaska Inc., Steven R. Rowland, P.E., RECON LLC;

(tt)	“Person” includes an individual, body corporate with or without share capital, company, partnership, joint venture, unincorporated association, syndicate, sole proprietorship, trust, pension fund, union, Governmental Entity and the heirs, beneficiaries, executors, legal representatives or administrators of an individual;

(uu)	“Proceeding” means any court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute settlement procedure, investigation or inquiry before or by any Governmental Entity, or any material claim, action, suit, demand, arbitration, charge, indictment, hearing, demand letter or other similar civil, quasi-criminal or criminal, administrative or investigative matter or proceeding, including by any third party whatsoever;

(vv)	“Public Disclosure Documents” means, collectively, all of the documents which have been filed by or on behalf of the Company, or announcements released by or on behalf of the Company, prior to the Effective Time with the relevant Securities Regulators and/or pursuant to the requirements of Securities Laws, including all documents filed on the Company’s profile on SEDAR and the Pebble Technical Report;

(ww)	“Regulation S” means Regulation promulgated under the U.S. Securities Act.

(xx)	“Reporting Jurisdictions” means the Province of British Columbia and such other provinces and territories of Canada in which the Company is a reporting issuer (or has analogous status) from time to time;

(yy)	“Representatives” means, in respect of any Person, the directors, officers, employees, consultants and professional advisers of such Person;

(zz)	“Securities Laws” means, collectively, the securities Laws of each of the provinces and territories of Canada, the U.S. Securities Act, the U.S. Exchange Act, and the respective regulations, instruments and rules made thereunder, together with all applicable published policy statements, notices, blanket orders, “no action” letters and rulings of the Securities Regulators, including the applicable rules and requirements of the TSX, NYSE American, and any stock or securities exchange on which the Company has applied to list its securities or on which its securities are listed and/or traded;

(aaa)	“Securities Regulators” means, collectively, (i) the SEC, and (ii) the securities regulators or other securities regulatory authorities in the Reporting Jurisdictions;

(bbb)	“SEC” means the U.S. Securities and Exchange Commission;

(ccc)	“SEDAR” means the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators at www.sedarplus.ca;

(ddd)	“Subscribers” means the subscribers identified in Schedule A to this Agreement;

(eee)	“Subscription Price” means the aggregate subscription price of US$15,000,000 to be paid by the Subscribers to the Company for the Convertible Notes;
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(fff)	“Subsidiary” means, with respect to a specified Person, another Person that is Controlled, directly or indirectly, by such specified Person, and includes a Subsidiary of that Person; provided that, for greater certainty, neither the Company nor any of its Subsidiaries is a Subsidiary of the Investor or any of its Subsidiaries for the purposes of this Agreement;

(ggg)	“Survival Period” means:

(i)	in relation to the representations and warranties of the Company and the Investor set out in this Agreement, other than those specifically identified in sub-paragraph (b) of this definition, the period commencing on the Closing Date and ending on the date which is two years from the date of this Agreement; and

(ii)	in relation to the representations and warranties of the Company set out in Sections 4.1(a) (Corporate Existence and Power), 4.1(e) (Capitalization), 4.1(g) (Convertible Securities) and 4.1(i) (Authorization and Enforceability), 4.1(k) (Regulatory or third-Party Consents and Approvals) and 4.1(m) (Non-Contravention) indefinitely;

(hhh)	“Tax Return” means any return, report, declaration, designation, election, notice, filing, form, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax;

(iii)	“Taxes” means, with respect to any Person, all supranational, national, federal, provincial, state, local or other taxes, duties, governmental fees, levies or other similar charges or assessments, including income taxes, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, licence taxes, excise taxes, franchise taxes, environmental taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, government pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, goods and services taxes, harmonized sales taxes, customs duties or other taxes of any kind whatsoever imposed or charged by any Governmental Entity and any instalments in respect thereof, together with any interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties, and whether disputed or not, and “Tax” means any of such Taxes;

(jjj)	“Term Sheet” means the term sheet between the Investor and the Company dated November 20, 2023;

(kkk)	“TSX” means the Toronto Stock Exchange;

(lll)	“U.S. Exchange Act” means the United States Securities and Exchange Act of 1934, as amended;

(mmm)	“U.S. Person” has the meaning ascribed to that term in Rule 902(k) of Regulation S under the U.S. Securities Act;

(nnn)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended.
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1.2	Time of the Essence

Time shall be of the essence of each provision of this Agreement. Any extension, waiver or variation of any provision of this Agreement shall not be deemed to affect this provision and there shall be no implied waiver of this provision.

1.3	Calculation of Time

Unless otherwise specified, all time periods specified in this Agreement within or following which any act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end.

1.4	Currency

Unless otherwise specified, all references in this Agreement to dollar amounts, “dollars” or “$” are references to United States dollars.

1.5	Business Days

Whenever any action to be taken pursuant to this Agreement would otherwise be required to be taken on a day that is not a Business Day, such action shall be taken on the next Business Day following the day on which such action was to be taken.

1.6	Headings, etc.

References in this Agreement to any “Article”, “Section” or “Schedule” are to articles and sections of, and schedules attached to, this Agreement, respectively. Headings of Articles, Sections and Schedules are inserted solely for convenience of reference and shall not affect the interpretation of this Agreement. The words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions when used in this Agreement refer to the whole of this Agreement and not to any particular Article, Section, Schedule or other portion hereof.

1.7	Interpretation

In this Agreement, words importing the singular include the plural and vice versa and words importing gender include all genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”. All provisions requiring a Party to do or refrain from doing something will be interpreted as a covenant of that Party with respect to that matter, notwithstanding the absence of the words “covenants”, “agrees” or “promises”. All provisions requiring a Party to do something will be interpreted as including the covenant of that Party to cause that thing to be done when the Party cannot directly perform the covenant but can indirectly cause that covenant to be performed, whether by an Affiliate under its Control or otherwise.

1.8	Statutory References

Any reference to a statute in this Agreement shall mean the statute in force as at the date of this Agreement, together with all rules and regulations promulgated thereunder (including any instrument of the Canadian Securities Administrators), as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute thereto, unless otherwise expressly provided.

1.9	Accounting Terms

Unless otherwise stated, all accounting terms used in this Agreement in respect of the Company shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature in respect of the Company required to be made hereunder shall be made in a manner consistent with IFRS, consistently applied.

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1.10	Knowledge

For the purposes of this Agreement, with respect to any matter, the phrase “knowledge of the Company” shall mean (i) the actual knowledge of any of Ron Thiessen Chief Executive Officer, Mark Peters, Chief Financial Officer, and Trevor Thomas, Corporate Secretary, and (ii) all information which ought to have been known by any such individual after making reasonable inquiry of the directors, officers and employees of and consultants to the Company concerning the matter in question, whether or not any such inquiry was actually made.

Article 2
SUBSCRIPTION FOR CONVERTIBLE NOTES

2.1	Subscription

Subject to the terms and conditions of this Agreement, effective as of the Effective Time, the Investor agrees to subscribe for and purchase from the Company, on behalf of the Subscribers, and the Company agrees to issue to the Subscribers the Convertible Notes for the Subscription Price.

2.2	Closing

Subject to the terms and conditions of this Agreement, the closing of the purchase, sale and issuance of the Convertible Notes contemplated hereby (the “Closing”) will be completed by electronic exchange of documents, wire transfer of funds and physical delivery of the Convertible Notes, on December 14, 2023 or on the first Business Day thereafter upon which all conditions set out in Section 2.4 have been satisfied, other than conditions that by their nature are to be satisfied as of the Effective Time and that are capable of being satisfied if the Effective Time occurs on such date (the “Closing Date”). Closing will take place at 9:00 a.m. (New York time) on the Closing Date or such other time as may be mutually agreed by the Parties (the “Effective Time”).

2.3	Closing Deliveries

(a)	The Investor shall pay, for and on behalf of the Subscribers, or cause the Subscribers to pay or cause to be paid, at the Effective Time an amount equal to the Subscription Price by wire transfer to an account to be designated in writing by the Company on or prior to the Closing Date.

(b)	The Subscription Price shall be paid against issue and delivery of the Convertible Notes registered in the name of the Subscribers (or as the Investor may direct in writing not less than three (3) Business Days prior to the Closing Date), duly executed and issued by the Company and registered in the note register of the Company in the name of the Subscribers (or as the Investor may direct in writing not less than three (3) Business Days prior to the Closing Date).

2.4	Closing Conditions

(a)	The obligations of the Parties to purchase or sell (as the case may be) the Convertible Notes at the Effective Time shall be subject to the following conditions (each of which is for the benefit of both Parties and may only be waived with the consent of both Parties):

(i)	no Law or Order shall be in effect that temporarily or permanently prohibits the completion of the transactions contemplated by this Agreement;
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(ii)	no act, action, suit, proceeding, objection or opposition shall have been taken, brought or promulgated before or by any Governmental Entity seeking to temporarily or permanently prohibit or enjoin the completion of the transactions contemplated by this Agreement; and

(iii)	conditional acceptance of the TSX and NYSE American (subject only to customary post-closing filing requirements and payment of fees) for the issuance of the Convertible Notes and listing of the Conversion Shares issuable on conversion of the Convertible Notes shall have been obtained on terms and evidence satisfactory to the Company and the Investor, each acting reasonably.

(b)	The Investor’s obligation to cause the Subscribers to subscribe for and purchase the Convertible Notes at the Effective Time shall be subject to the following conditions (each of which is for the sole benefit of the Investor and may only be waived by the Investor):

(i)	each of the representations and warranties of the Company contained in this Agreement shall be accurate in all material respects (except for those representations and warranties which are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as and when made and at and as of the Effective Time as though such representations and warranties were made as of the Effective Time,

(ii)	all covenants and agreements of the Company contained in this Agreement to be performed or completed prior to the Effective Time shall have been performed or completed in all material respects by the Company as of such time,

(iii)	the Investor shall have received a certificate of the Company with respect to the foregoing dated as of the Closing Date, addressed to the Investor and signed on behalf of the Company by an executive officer of the Company, for and on behalf of the Company, after having made due inquiry;

(iv)	no Material Adverse Effect shall have occurred since the date of this Agreement;

(v)	the Guarantee shall have been entered into in a form satisfactory to the Investor and shall be in full force and effect;

(vi)	the Company shall have delivered or caused to be delivered to the Investor on the Closing Date:

(A)	a certified copy of the resolutions duly adopted by the Board approving and authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the issuance of the Convertible Notes;

(B)	a legal opinion from Canadian counsel to the Company in form and substance satisfactory to the Investor, acting reasonably, with respect to, among other things, (1) customary corporate matters relating to the Company and the Guarantors, (2) the due authorization, execution and delivery by, and the enforceability against, the Company and the Guarantors of this Agreement, the Convertible Notes and the Guarantee (each as applicable), and (3) due and valid allotment and issuance of the Conversion Shares upon conversion of the Convertible Notes in accordance with the BCBCA and the articles of the Company and the required approvals of the Board and the shareholders of the Company; and
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(C)	the Subscribers shall have received the Convertible Notes in accordance with Section 2.3(a).

(c)	The Company’s obligation to issue the Convertible Notes at the Effective Time shall be subject to the following conditions (each of which is for the sole benefit of the Company and may only be waived by the Company):

(i)	each of the representations and warranties of the Investor contained in this Agreement shall be accurate in all material respects (except those representations and warranties which are qualified by materiality which shall be true and correct in all respects) as and when made and at and as of the Effective Time as though such representations and warranties were made as of the Effective Time,

(ii)	all covenants and agreements of the Investor contained in this Agreement to be performed or completed prior to the Effective Time shall have been performed or completed in all material respects by the Investor as of such time,

(iii)	the Company shall have received a certificate of the Investor with respect to the foregoing dated as of the Closing Date, addressed to the Company and signed on behalf of the Investor by an officer of the Investor, for and on behalf of the Investor, after having made due inquiry; and

(iv)	the Company shall have received payment of the Subscription Price in accordance with Section 2.3(a).

Article 3
interim COVENANTS

3.1	Interim Period Covenants

The Company will, from and including the date of this Agreement through to and including the Effective Time or earlier termination of this Agreement:

(a)	do all such acts and things necessary to ensure that all of the representations and warranties of the Company contained in this Agreement or any certificates or documents delivered by it pursuant hereto remain true and correct and not do any such act or thing that would render any representation or warranty of the Company contained in this Agreement or any certificates or documents delivered by it pursuant hereto untrue or incorrect;

(i)	fulfill in a timely manner all its covenants and agreements contained in this Agreement;

(ii)	make all applications to and obtain all required approvals from the TSX and NYSE American as required to enable the Company to issue the Convertible Notes to the Investor in accordance with this Agreement and to issue the Conversion Shares upon conversion of the Convertible Notes.

(b)	The Investor will, from and including the date of this Agreement through to and including the Effective Time or earlier termination of this Agreement:
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(i)	do all such acts and things necessary to ensure that all of the representations and warranties of the Investor contained in this Agreement or any certificates or documents delivered by it pursuant hereto remain true and correct and not do any such act or thing that would render any representation or warranty of the Investor contained in this Agreement or any certificates or documents delivered by it pursuant hereto untrue or incorrect; and

(ii)	fulfill in a timely manner all its covenants and agreements contained in this Agreement.

(c)	The Company will not, without the prior written consent of the Investor, from and including the date of this Agreement through to and including the Effective Time:

(i)	take any action that could reasonably be expected to interfere with or be inconsistent with the completion of the transactions contemplated by this Agreement; or

(ii)	solicit, initiate, knowingly encourage, negotiate, discuss or facilitate (including by way of furnishing non-public information), either directly or through any of its Affiliates or its or their respective Representatives, any transaction that would be inconsistent with, interfere with or delay the transactions contemplated by this Agreement.

Article 4
REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Company

Except as disclosed in the Public Disclosure Documents since January 1, 2022, the Company hereby represents and warrants to the Investor as follows and acknowledges that the Investor is relying on such representations and warranties in entering into this Agreement:

(a)	Corporate Existence and Power. The Company has been duly incorporated and validly exists under the laws of its jurisdiction of incorporation, and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on. The Company is duly authorized to carry on business in each jurisdiction in which the nature or character of its respective properties and assets, owned, leased or operated by it, or the nature of its respective business or activities, makes such authorization necessary. The Company owns indirectly, beneficially and of record, 100% of all outstanding securities of the Company Material Subsidiaries free and clear of all Liens. No acts or proceedings have been taken, instituted or, are pending for the dissolution, liquidation or bankruptcy, or similar proceedings, of the Company or the Company Material Subsidiaries.

(b)	Subsidiaries.

(i)	The Company has no material Subsidiaries other than the Company Material Subsidiaries.

(ii)	Each of the Company Material Subsidiaries is validly subsisting under its laws of incorporation and has all requisite corporate power and authority to carry on its
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business as now conducted and to own or lease and to operate its properties and assets.

(iii)	Each of the Company Material Subsidiaries is duly qualified to carry on business in each jurisdiction in which the nature or character of its properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary.

(iv)	The Company is, directly or indirectly, the legal, beneficial and registered owner of all of the issued shares of each of the Company Material Subsidiaries.

(v)	The Company Material Subsidiaries do not have outstanding any Convertible Securities and have not entered into any agreement pursuant to which they will be obligated to issue any shares in the capital of the Company Material Subsidiaries.

(c)	Shareholder and Similar Agreements. Except for this Agreement, neither the Company nor any of its Subsidiaries is a party to any shareholder, partnership, policy, voting trust or similar agreement relating to any of the issued and outstanding securities or equity interests of the Company or any of its Subsidiaries.

(d)	Corporate Books and Records. The minute books and records of the Company and its Subsidiaries have been maintained in material compliance with applicable Laws, and contain substantially complete and accurate records of all meetings and other corporate actions of the board of directors, committees of the board of directors, incorporators and shareholders of the Company and its Subsidiaries.

(e)	Capitalization. The authorized share capital of the Company consists of an unlimited number of Common Shares, of which 529,923,010 Common Shares are issued and outstanding. All of the Company’s issued and outstanding Common Shares have been duly authorized, are validly issued and outstanding, and are fully paid and non-assessable. No securities issued by the Company since the date of its incorporation were issued in violation of any pre-emptive rights or similar privileges. There are no dividends which have accrued or been declared but are unpaid on the Common Shares.

(f)	Convertible Notes. All necessary corporate action shall have been taken to authorize the issue and sale of the Convertible Notes and the registration of the Convertible Notes in the name of the Subscribers on Closing. No Person will be entitled to purchase any securities of the company, including Common Shares or additional convertible notes, pursuant to any pre-emptive right or other right as a result of the issuance and sale of the Convertible Notes to the Subscribers. Any Conversion Shares issuable upon conversion of the Convertible Notes will be issued as fully paid, non-assessable Common Shares free and clear of all Liens (other than restrictions on transfer imposed by Securities Laws or Liens created, or agreed to in writing, by the Investor or any of its Affiliates).

(g)	Convertible Securities. Other than as set forth in the Public Disclosure Documents:

(h)	there are no outstanding (a) Convertible Securities or securities, notes or instruments convertible into or exercisable for any equity interests of the Company or its Subsidiaries; (b) options, warrants, subscriptions or other rights to acquire capital stock or other equity interests of the Company or its Subsidiaries, or (c) other commitments, agreements or understandings of any kind, including employee benefit arrangements, relating to the issuance or repurchase by the
12

Exhibit 99.3

Company or its Subsidiaries of any Common Shares or other equity interests of the Company or its Subsidiaries, any Convertible Securities or securities, notes or instruments convertible or exercisable for securities or any such options, warrants or rights;

(i)	neither the Company nor any of its Subsidiaries have granted pre-emptive or other anti-dilution rights to any Person; and

(ii)	there are no outstanding rights which permit the holder thereof to cause the Company or the Subsidiaries to file a prospectus or registration statement under Securities Laws or which permit the holder thereof to include securities of the Company or any of its Subsidiaries in a prospectus or registration statement filed by the Company or any of its Subsidiaries under Securities Laws, and there are no outstanding agreements or other commitments which otherwise relate to the registration or qualification of any securities of the Company or any of its Subsidiaries for sale or distribution in any jurisdiction.

(i)	Authorization and Enforceability.

(j)	The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (including, but not limited to, the sale and delivery of the Convertible Notes) have been duly authorized by all necessary corporate action of the Company, including all required approvals of the shareholders of the Company, and no additional such corporate action is required for the approval of this Agreement and the completion of the transactions contemplated herein.

(i)	This Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to applicable Laws relating to bankruptcy, insolvency, liquidation, moratorium, reorganization, arrangement or winding-up and other Laws, rules and regulations of general application affecting the rights, powers, privileges, remedies and/or interests of creditors generally and the general principles of equity including that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(k)	Regulatory or Third-Party Consents and Approvals. No consent, approval, Order or authorization of, or declaration or filing with, any Governmental Entity or any other third party is required to be obtained by the Company in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, except for:

(l)	such filings and other actions required under applicable Securities Laws and the rules and policies of the TSX and the NYSE American as are contemplated by this Agreement; and

(i)	such consents, approvals, Orders or authorizations, or declarations or filings, which have been obtained or made, or the failure to obtain or make which would not, individually or in aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement.
13

Exhibit 99.3

(m)	Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the issuance of the Convertible Notes) does not and will not:

(n)	violate, contravene or conflict with the BCBCA or the articles of the Company;

(i)	subject to TSX and NYSE American acceptance, contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or its Subsidiaries;

(ii)	violate, contravene or conflict with, constitute a default (and would not constitute a default with notice or lapse of time or both) under or give rise to a right of termination, cancellation or acceleration or loss of any benefit under, any Material Contract or under any material license, franchise, permit or other similar authorization held by the Company or its Subsidiaries; or

(iii)	result in the creation or imposition of any Lien on any asset of the Company or its Subsidiaries.

(o)	Public Filings. The Company has filed all documents and information required to be filed by it under applicable Securities Laws or any rules or regulations promulgated thereunder or with the TSX, SEC and the NYSE American. The Public Disclosure Documents do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which and at the time they were made, not misleading. The Company is current in the filing of all forms, reports, statements and documents, including financial statements and management’s discussion and analysis, required to be filed by the Company under applicable Securities Laws and the rules and policies of the TSX and NYSE American. All of the Public Disclosure Documents, as of their respective dates (and as of the dates of any amendments thereto), complied as to both form and content in all material respects with the requirements of applicable Securities Laws. The Company has not filed any confidential material change report with any securities regulatory authority that remains confidential and these is no price sensitive information regarding the Company that is not described in the Public Disclosure Documents.

(p)	Reporting Issuer Status. The Company is a reporting issuer (within the meaning of Securities Laws) in good standing in each of the Reporting Jurisdictions, is not on the list of defaulting issuers as maintained by the Securities Regulators for a default of any requirement of any Securities Laws, and neither the TSX nor any other regulatory authority having jurisdiction over the Company has issued any Order preventing or suspending trading of any securities of the Company. No order or ruling preventing, ceasing or suspending trading in any securities of the Company or prohibiting the issue and sale of securities by the Company has been issued and no proceedings or investigations for such purposes have been instituted or, to the knowledge of the Company, are pending, contemplated or threatened.

(q)	TSX and NYSE American Listing. The Common Shares are listed and posted for trading on the TSX under the symbol “NDM” and on the NYSE American under the symbol “NAK”. The Company has not taken any action which would be reasonably expected to result in the delisting or suspension of the Common Shares on or from the TSX or the NYSE American and the Company is in compliance with the rules and regulations of the TSX and the NYSE American in all material respects.
14

Exhibit 99.3

(r)	Financial Statements. Each of the Company’s audited consolidated financial statements as at and for the years ended December 31, 2022 and 2021 and the unaudited interim consolidated financial statements for the three and nine months ended September 30, 2023, all as contained in the Public Disclosure Documents (collectively, the “Financial Statements”), (i) in the case of the audited statements, give a true and fair view of the assets and liabilities and the state of affairs of the Company as at the relevant balance sheet date and of the profits and/or losses of the Company for the period ended on the relevant balance sheet date; (ii) in the case of the unaudited statements present fairly in all material respects the financial position of the Company and its Subsidiaries on a consolidated basis as of the dates thereof and the results of operations, cash flows and shareholders’ equity for each of the periods then ended, and (iii) were prepared in accordance with IFRS in effect from time to time applied on a consistent basis throughout the periods involved, in each case, except, in the case of any unaudited Financial Statements, for the absence of normal period end adjustments, none of which are material, individually or in the aggregate. The financial books, records and accounts of the Company and each of the Subsidiaries, in all material respects: (i) have been maintained in accordance with accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of the Company and its Subsidiaries; and (iii) accurately and fairly reflect the basis for the Financial Statements. There has been no change in accounting policies or practices of the Company since December 31, 2022, other than as required by IFRS and as disclosed in the Financial Statements.

(s)	Internal Controls. Management of the Company has designed a process of internal control over financial reporting (as such term is defined in NI 52-109), for the Company providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and has otherwise complied with NI 52-109.

(t)	No Undisclosed Liabilities. Except for: (i) liabilities and obligations that are specifically presented on the balance sheet of the Company as of September 30, 2023 or disclosed in the notes thereto; (ii) liabilities and obligations incurred in the ordinary course of business since September 30, 2023; and (iii) pursuant to or in connection with this Agreement and the transactions contemplated hereby, neither the Company nor any of its subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise and are not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar contract with respect to the obligations, liabilities or indebtedness of any Person that could result in payment in excess of US$2 million. There are no off-balance sheet transactions, arrangements or obligations (including contingent obligations) which are required to be disclosed and are not disclosed or reflected in the Financial Statements.

(u)	Auditor. Deloitte LLP, the Company’s current auditors, who audited the Audited Financial Statements and who provided their audit report thereon, are a member firm of the Institute of Chartered Accountants and independent public accountants as required under Applicable Securities Laws and there has not, during the last two financial years, been a reportable disagreement (within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations) between the Company and its auditor.

(v)	Mineral Interests and Title.
15

Exhibit 99.3

(w)	All of the Pebble Mining Claims are in good standing, are valid and enforceable, and, other than disclosed in the Public Disclosure Documents, are free and clear of any Liens or charges and no royalty is payable in respect of any of them. No other property rights are necessary for the conduct of the Company’s or any of its Subsidiaries’ business, there are no restrictions on the ability of the Company to use, transfer or otherwise exploit any such property rights except as required by applicable Law.

(i)	No Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from the Company or any of its subsidiaries of any of the Pebble Mineral Claims.

(x)	Technical Matters.

(y)	The Pebble Project is the only material property of the Company for the purposes of NI 43-101.

(i)	The Pebble Technical Report was prepared in accordance in all material respects with the requirements of NI 43-101 at the time of filing thereof, together with the scientific and technical information set forth in the Public Disclosure Documents, and reasonably presented the quantity of mineral resources attributable to the Pebble Project as at the date stated therein based upon information available at the time the report was prepared.

(z)	Exploration Activities. To the knowledge of the Company, all mineral exploration activities on the Pebble Project have been conducted in accordance with good mining and engineering practices and all applicable workers’ compensation and health and safety and workplace laws, regulations and policies have been duly complied with.

(aa)	Environmental Matters. The Company and the Subsidiaries have complied in all material respects with all Environmental Laws applicable to the Pebble Project. The Company has no basis to expect, nor has it received any actual, or to the knowledge of the Company, threatened, written or oral Order, notice, report or other communication from any Governmental Entity or other Person of any actual, potential or alleged violation of or failure of the assets of the Company to comply with any Environmental Law

(bb)	Compliance with Law and Regulatory Requirements; Licenses. The business of the Company and its subsidiaries has been and is currently being conducted in compliance in all material respects with applicable Laws and the Company and its subsidiaries have not received any written notice of any alleged violation of any such Laws, other than violations which have not had and would not, individually or in the aggregate, have a Material Adverse Effect.

(cc)	Governmental Authorizations. Other than as disclosed in the Public Disclosure Documents with respect to the permitting of the Pebble Project:

(dd)	the Company and its Subsidiaries are in compliance and have conducted their business so as to comply in all material respects with all Laws and Orders of any court, administrative agency, commission, regulatory authority or other Governmental Entity or instrumentality, domestic or foreign, applicable to their operations. There are no Orders (whether rendered by a court or administrative
16

Exhibit 99.3

agency or by arbitration) against the Company or its Subsidiaries or against any of their properties or businesses;

(i)	the Company and each of its Subsidiaries holds all material Governmental Authorizations (including those issued pursuant to any Environmental Laws) required under applicable Law for the operation of the business of the Company and its Subsidiaries as currently operated and as currently contemplated to be operated. Without limiting the foregoing, the Company has all material Governmental Authorizations and all concessions, mining rights, water rights, easements, surface rights, rights of way, property rights and other consents between the Company and third parties and all licenses or other rights which are necessary for conduct of the Company’s business on the Pebble Project have been obtained, are in full force and effect and are sufficient to permit the Company to explore for, extract, exploit, remove, process or refine minerals derived from the Pebble Project, other than those which are not now necessary and which are expected to be obtained in the ordinary course of business by the time they are necessary;

(ii)	all of such Governmental Authorizations have been duly issued or obtained and are in full force and effect, and the Company and its Subsidiaries are in material compliance with the terms of all such Governmental Authorizations;

(iii)	the Company and its Subsidiaries have not engaged in any activity that, to the knowledge of the Company, could cause revocation or suspension of any such Governmental Authorizations;

(iv)	to the knowledge of the Company, there are no facts which could reasonably be expected to cause the Company to believe that such Governmental Authorizations will not be renewed by the appropriate Governmental Entities in the ordinary course of business; and

(v)	neither the execution, delivery nor performance of this Agreement would adversely affect the status of any of such Governmental Authorizations.

(ee)	Litigation. Other than as disclosed in the Public Disclosure Documents, there are no Proceedings against or involving the Company or any of its subsidiaries, or affecting any of their property or assets (whether in progress or, to the knowledge of the Company, threatened) which Proceeding involves a possibility of any judgment against or liability of the Company which, if successful, could have Material Adverse Effect or would significantly impede or delay the consummation of the transactions contemplated by this Agreement. Other than as disclosed in the Public Disclosure Documents, there is no judgment, writ, decree, injunction, rule, award or order of any Governmental Authority outstanding against the Company or any of its Subsidiaries in respect of their businesses, properties or assets that has had or could have a Material Adverse Effect or would significantly impede or delay the consummation of the transactions contemplated by this Agreement.

(ff)	Taxes. All Tax returns and Tax reports required to be filed with respect to the income, operations, business or assets of the Company and its Subsidiaries have been filed (or appropriate extensions have been obtained) with the appropriate Governmental Entity in all jurisdictions in which such returns and reports are required to be filed, and all of the foregoing as filed are, in all material respects, correct, complete and reflect accurately all
17

Exhibit 99.3

liability for Taxes of the Company and its Subsidiaries for the periods to which such returns relate, and all amounts shown as owing thereon have been paid.

(gg)	Corrupt Practices. Neither the Company nor any of its Affiliates nor any of their respective Representatives has made or authorized any payment (or offer or promise to pay), directly or indirectly, on behalf of or to the benefit of the Company or any of its Affiliates (i) in violation of any applicable laws prohibiting the payment of undisclosed commissions or bonuses or the making of bribe or incentive payments or other arrangements of a similar nature, including the Corruption of Foreign Public Officials Act (Canada) and the Bribery Act 2010 (UK), or (ii) to any Representative of any Person with the intent to influence or reward such Representative’s or such Person’s actions with respect to the such Person’s business, or to gain a commercial benefit to the detriment of such Person, or to induce or reward the improper performance of such Representative’s duties. The Company has instituted and maintains policies and procedures designed to ensure continued compliance with such Laws and to prevent all such payments or potential payments, including appropriate procedures for the purposes of section 8 of the Bribery Act 2010 (UK). Neither the Company nor any of its Affiliates nor any of their respective Representatives has accepted or received any unlawful contribution, payments, gifts or expenditures.

(hh)	Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial record- keeping and reporting requirements of the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority in any such applicable jurisdiction (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court of Governmental Authority or any arbitrator non-Governmental Authority involving the Company or its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(ii)	No Defaults. The Company and its Subsidiaries are not, nor have they received notice that they would be with the passage of time, giving of notice, or both, (i) in violation of any provision of their constating documents, or (ii) in default or violation of any term, condition or provision of (A) any Law or Order applicable to the Company or any of its Subsidiaries, or (B) any Material Contract, permit or concession to which the Company or any of its Subsidiaries is a party or by which the Company or its Subsidiaries or their properties or assets may be bound, and no circumstances exist which would entitle a party to any Material Contract to terminate such as a result of such Company or its Subsidiaries having failed to meet any material provision thereof.

(jj)	Material Contracts. The Company and the Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts and are not alleged to be (with or without the lapse of time or the giving of notice, or both), in breach or default in any material respect thereunder, nor, to the knowledge of the Company, is any counterparty thereto in breach or default thereunder.

(kk)	Absence of Sanctions. The Company has not been and is not currently subject to, nor to the knowledge of the Company has any director, officer, agent, employee, affiliate or Person acting on behalf of the Company been or is currently subject to, any United States sanctions administered by OFAC or any sanctions administered by any Canadian Governmental Entity or any sanctions administered by the United Kingdom or the European Union; and the Company will not directly or indirectly use any portion of the Subscription Price, or lend, contribute or otherwise make available any of such proceeds
18

Exhibit 99.3

to the Company or to any affiliated entity, joint venture partner or other Person or entity, to finance any investments in, or make any payments to, any country or Person targeted by any of the sanctions of the United States administered by OFAC or any sanctions administered by any Canadian Governmental Entity or any sanctions administered by the Untied Kingdom or the European Union.

4.2	Representations and Warranties of the Investor

The Investor hereby represents and warrants to the Company as follows and acknowledges that the Company is relying on such representations and warranties in entering into this Agreement:

(a)	Corporate Existence. The Investor is a corporation duly formed, validly existing and in good standing under the corporate Laws of its jurisdiction of incorporation.

(b)	Authorization and Enforceability.

(i)	The execution, delivery and performance by the Investor of this Agreement and the consummation of the transactions contemplated hereby (including, but not limited to, the purchase of the Convertible Notes) have been duly authorized by all necessary corporate action of the Investor, and no additional such corporate action is required for the approval of this Agreement and the completion of the transactions contemplated herein.

(ii)	This Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms subject to applicable Laws relating to bankruptcy, insolvency, liquidation, moratorium, reorganization, arrangement or winding-up and other Laws, rules and regulations of general application affecting the rights, powers, privileges, remedies and/or interests of creditors generally and the general principles of equity including that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(iii)	The Investor exercises sole investment discretion and has the authority to cause the Subscribers to subscribe for and pay for the Notes on Closing.

(c)	Regulatory or Third Party Consents and Approvals. No consent, approval, Order or authorization of, or declaration or filing with, any Governmental Entity or any other third party is required to be obtained by the Investor in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, except for such consents, approvals, Orders or authorizations, or declarations or filings, which have been obtained or made, or the failure to obtain or make which would not, individually or in aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(d)	Non-Contravention. The execution, delivery and performance by the Investor of this Agreement and the consummation by the Investor of the transactions contemplated hereby (including the purchase of the Convertible Notes) does not and will not:

(e)	violate, contravene or conflict with the constating documents of the Company; or

(i)	contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Investor;
19

Exhibit 99.3

(f)	Due Diligence and Advice. The Investor has obtained such independent business, legal and tax advice as it considers necessary with respect to:

(g)	the purchase of the Convertible Notes; and

(i)	the execution, delivery and performance by it of this Agreement and the transactions contemplated hereunder.

(h)	Accredited Investor Status. The Investor and each of the Subscribers is an “accredited investor” as defined in NI 45-106 and is an “accredited investor” as defined in Rule 501(a) of Regulation D under the U.S. Securities Act.

(i)	Purchaser for Investment Intent. Each Subscriber will purchase the Convertible Notes as principal and has not been created, and is not being used, solely to purchase or hold the Convertible Notes in reliance on the exemption in Section 2.10 of National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators. Each Subscriber will purchase the Convertible Notes for investment purposes only and not with a view to any resale or distribution of the Convertible Notes or all or any of the Conversion Shares in violation of applicable Securities Laws, and not in a transaction or series of transactions involving a purchase and sale or a repurchase and resale in the course of or incidental to a distribution. The subscription for the Convertible Notes has not been made through or as a result of, and the distribution of the Convertible Notes is not being accompanied by any offering memorandum (as such term is defined in the Securities Laws) or advertisement, including in printed public media, radio, television or telecommunications, including electronic display, or as part of a general solicitation.

(j)	U.S. Securities Law Matters. The Investor is not entering into this Agreement as a result of any form of “general solicitation” or “general advertising” (as such terms are defined in Regulation D under the U.S. Securities Act) including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media (including any press release of the Company) or broadcast over the Internet, radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising. The Investor was not created or used solely to purchase or hold securities in reliance on: (i) the exemption from the prospectus requirement in Section 2.10 of NI 45-106; or (ii) the registration exemption provided by section 4(a)(2) of the U.S. Securities Act and/or Rule 506(b) of Regulation D thereunder, or any similar registration exemptions under any U.S. state Securities Laws. The Investor acknowledges and understands that the Convertible Notes and any Conversion Shares, if and when issued, will be issued as “restricted securities” (as defined in Rule 144(a)(3) under the U.S. Securities Act), have not been registered under the U.S. Securities Act or any applicable state Securities Law and will be endorsed with the restrictive legends set forth in the Convertible Notes

(k)	Restrictions on Resale. The Investor acknowledges that there are restrictions under applicable Securities Laws on the Investor’s ability to resell the Convertible Notes and that it has been advised to consult its own legal advisors with respect to the particulars of such resale restrictions, and that it is the Investor’s sole responsibility to find out what those restrictions are and to comply with them.

(l)	Money Laundering and Proceeds of Crime. None of the funds that the Subscribers are using to purchase the Convertible Notes are, to the knowledge of the Investor, proceeds obtained or derived, directly or indirectly, as a result of illegal activities. The funds being used to
20

Exhibit 99.3

purchase the Convertible Notes which will be advanced by the Subscribers to the Company hereunder will not represent proceeds of crime for the purposes of the PCMLTFA or the UK Proceeds of Crime Act 2002 and the Investor acknowledges that the Company may in the future be required by law to disclose the Subscribers’ names and other information relating to this Agreement and the Subscribers’ investment hereunder, on a confidential basis, pursuant to the PCMLTFA. To the best of the Investor’s knowledge (i) none of the funds to be provided by the Subscribers are being tendered on behalf of a person who has not been identified to the Investor, and (ii) the Investor will promptly notify the Company if the Investor discovers that any of such representations cease to be true, and to provide the Company with appropriate information in connection therewith.

(m)	Brokers. To the best of the knowledge of the Investor, no person, firm or corporation is entitled to any brokerage, agency or finder’s fee in connection with the transactions described herein.

(n)	Concurrent Private Placement. The Investor acknowledges and agrees that the Company may proceed to complete, either before or after Closing, an offering of up to 17,500,000 units at a price of CDN$0.40 per Unit (or such other price acceptable to the TSX and NYSE American), where each warrant will be comprised of (i) one Common Share, and (ii) one share purchase warrant entitling the holder to purchase one additional Common Share.

4.3	Survival of Representations and Warranties

The representations and warranties of a Party set out herein shall survive the Effective Time until the expiration of the applicable Survival Period, unless bona fide notice of a Claim that a representation or warranty was incorrect shall have been made in writing before such date, in which case the representation or warranty to which such notice applies shall survive in respect of that Claim until the final determination or settlement of the Claim, notwithstanding any investigation made by or on behalf of the Party entitled to rely on such representation or warranty. Notwithstanding the foregoing, a Claim for any breach of any of the representations and warranties contained in this Agreement involving fraud or fraudulent misrepresentation may be made at any time following the date of this Agreement, subject only to applicable limitation periods imposed by applicable Law.

4.4	Indemnification

4.5

The Investor and its Affiliates are relying on the representations and warranties, certifications and covenants contained herein to make the investment in the Convertible Notes contemplated under this Agreement and the Company agrees to indemnify the Investor and its Affiliates and their respective directors and officers, employees, agents and representatives against all losses, claims, costs, expenses, damages or liabilities which any of them may suffer or incur as a result of or arising from breach of any such representations, warranties, certifications and covenants.

(a)	The Company and its Affiliates are relying on the representations and warranties, certifications and covenants contained herein to sell the Convertible Notes to the Investor as contemplated under this Agreement and the Investor agrees to indemnify the Company and its Affiliates and their respective directors and officers, employees, agents and representatives against all losses, claims, costs, expenses, damages or liabilities which any of them may suffer or incur as a result of or arising from breach of any such representations, warranties, certifications and covenants.
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Exhibit 99.3

Article 5
CONFIDENTIALITY

5.1	Confidentiality

5.2

Except as otherwise provided in this Agreement, each Party (the “Receiving Party”) agrees that all information, data and technology disclosed to it by or on behalf of the other Party (the “Disclosing Party”) and any other information that the Receiving Party receives or acquires from the Disclosing Party in connection with this Agreement or the subject matter hereof (“Confidential Information”) shall be kept confidential and shall not be disclosed to any Person that is not a Party or an Affiliate of a Party or any of their respective Representatives. For greater certainty, any information regarding the Company that is disclosed to the Investor Nominee will be considered Confidential Information of the Company and will be subject to these confidentiality agreements.

(a)	In complying with the foregoing, the Receiving Party shall use the same degree of care as would be used by a normally prudent Person in protecting its own proprietary and confidential information.

(b)	Notwithstanding the foregoing:

(c)	the Receiving Party shall not be required to keep confidential any Confidential Information that is:

(A)	at the time of the disclosure, through no wrongful act or omission of the Receiving Party or any of its Affiliates or any of their respective Representatives, part of the public domain;

(B)	independently developed by the Receiving Party or any of its Representatives; or

(C)	lawfully obtained by the Receiving Party from a third party that to the knowledge of the Receiving Party is not subject to restrictions of confidentiality with respect to such Confidential Information; and

(ii)	the Receiving Party shall have the right to disclose Confidential Information:

(A)	to the extent permitted by this Agreement;

(B)	to the extent consented to by the Disclosing Party;

(C)	to its Affiliates and its and their respective Representatives that agree to keep the Confidential Information received by them confidential and to be bound by the provisions of this Section 5.1 in respect thereof;

(D)	on a need to know basis to its professional advisers including legal counsel, provided that the Receiving Party shall be responsible for ensuring their compliance with this Section 5.1;

(E)	on a need to know basis to its insurers, banks or other financial institutions, if such disclosure is reasonably necessary in connection with the services to be performed by them and each such Person agrees to keep the
22

Exhibit 99.3

Confidential Information confidential and to be bound by the provisions of this Section 5.1 in respect thereof;

(F)	to the extent required by applicable Law or the requirements of an Governmental Entity (which, for greater certainty, may include the filing by the Company of a copy of this Agreement on the Company’s profile on SEDAR and disclosing a summary of the Agreement in the appropriate Public Disclosure Documents, so long as any such disclosure is approved by the Disclosing Party, acting reasonably, prior to the first time it is publicly disclosed); provided that, to the extent permissible by applicable Law, prompt notice, in writing, of the circumstances of the required disclosure is given to the Disclosing Party, and in the case of disclosure required by a Governmental Entity, the Disclosing Party is given the opportunity to take such steps as it considers necessary to maintain the confidentiality of the Confidential Information by the Governmental Entity (including steps to obtain a protective order or other assurance that confidential treatment will be accorded to the Confidential Information after the disclosure); and

(G)	in legal or arbitration proceedings involving the rights and obligations of a Party (which proceedings shall be kept confidential to the extent permitted by applicable Law).

Article 6
GENERAL

6.1	Termination

6.2

It is understood that the Investor and the Company may at their sole discretion waive, in whole or in part, or extend the time for compliance with, any of the terms and conditions of this Agreement in their favour without prejudice to their rights in respect of any other of such terms and conditions or any other subsequent breach or non-compliance; provided, however, that to be binding on the Investor or the Company as applicable any such waiver or extension must be in writing.

(a)	This Agreement may be terminated:

(b)	upon mutual written consent of the Parties;

(i)	by either the Investor or the Company, if the Closing shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 6.2(b)(i) shall not be available to either Party whose failure to perform any of its covenants or agreements or whose breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by the Outside Date;

(ii)	by the Investor, upon written notice to the Company, if:

(A)	there has been a material violation, breach or inaccuracy of any representation, warranty or covenant of the Company contained in this Agreement, which violation, breach or inaccuracy would cause any of the
23

Exhibit 99.3

conditions in Section 2.4(a) or 2.4(b) not to be satisfied by the Outside Date;

(B)	there shall have occurred any material new factor, material mistake or inaccuracy in the information in the Public Disclosure Documents;

(C)	a Material Adverse Effect shall have occurred since the date of this Agreement; or

(D)	an event or other matter (including, without limitation, any change or development in economic, financial, political, diplomatic or other market conditions or any change in any government regulation) has occurred or is likely to occur which, in the good faith opinion of the Investor, is (or will be if it occurs) likely materially and prejudicially to affect the financial position or the business or prospects of the Company or otherwise makes it impractical or inadvisable for the Investor to perform its obligations under this Agreement; for these purposes “market conditions” includes conditions affecting securities in the business sector in which the Company operates and conditions affecting securities generally.

(iii)	by the Company, upon written notice to the Investor, if there has been a material violation, breach or inaccuracy of any representation, warranty or covenant of the Investor contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions in Section 2.4(a) or 2.4(c) not to be satisfied by the Outside Date.

6.3	No Partnership

Nothing in this Agreement will be deemed to constitute a partnership, agency, fiduciary or similar relationship between the Investor and the Company or to authorize either Party to bind the other.

6.4	Expenses

Each Party to this Agreement shall pay its respective legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the negotiation, preparation or execution of this Agreement and all documents and instruments executed or delivered pursuant to this Agreement.

6.5	Public Notices

All public notices to third parties and all announcements concerning the matters contemplated by this Agreement shall be jointly planned and coordinated by the Company and the Investor, and neither the Company nor the Investor shall act unilaterally in this regard without the prior written approval of the other Party, except to the extent that the Party making such notice is required to do so by Law in circumstances where prior consultation with the other Party is not practicable, provided concurrent notice to the other Party is provided.

6.6	Remedies

The Parties hereto acknowledge and agree that an award of money damages may be inadequate for any breach of this Agreement and any such breach could cause the non-breaching Party irreparable harm. Accordingly, the Parties hereto agree that, in the event of any breach or threatened breach of this

24

Exhibit 99.3

Agreement by one of the Parties, the non-breaching Party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties.

6.7	Further Assurances

Each Party shall do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments as may be reasonably required by the other Party as necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

6.8	Assignment and Enurement

Neither Party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other Party, provided, however, that the Investor may assign any or all of its rights, benefits, duties and obligations under this to an Affiliate without the requirement to obtain the prior written consent of the Company. Subject to the foregoing, this Agreement will enure to the benefit of and shall be binding on and enforceable by and against the Parties and their respective successors and permitted assigns.

6.9	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the matters herein and supersedes all prior agreements, understandings, negotiations and discussions relating to the subject matter hereof and thereof, including the Term Sheet (which the Parties acknowledge and agree shall automatically terminate immediately upon the completion of the Closing and thereafter be of no further force and effect). There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as expressly provided in this Agreement.

6.10	Waiver

Except as otherwise expressly set out herein, no waiver of any provision of this Agreement shall be binding unless it is in writing. No indulgence or forbearance by a Party shall constitute a waiver of such Party’s right to insist on performance in full and in a timely manner of all covenants in this Agreement. Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreements, at any time.

6.11	Notices

6.12

Any notice or other communication that is required or permitted to be given to a Party hereunder shall be in writing and shall be validly given if delivered in person (including by courier service) or transmitted by electronic transmission to such Party, as follows:

(i)	to the Company:

Northern Dynasty Minerals Ltd.

1040 West Georgia St., Suite 1400

Vancouver, British Columbia

V6E 4H1

Canada

25

Exhibit 99.3

Attention:

Email:

with a copy to (which shall not be required for or constitute notice):

McMillan LLP

Royal Centre, Suite 1500
1055 West Georgia Street
Vancouver, British Columbia, Canada V6E 4N7

Attention:

Email:

(ii)	to the Investor:

Kopernik Global Investors, LLC
Two Harbour Place
302 Knights Run Avenue, Suite 1225
Tampa, FL 33602

Attention:
Email:

with a copy to (which shall not be required for or constitute notice):

Goodmans LLP
333 Bay St., Suite 3400
Toronto, Ontario, Canada ON M5H 2S7

Attention:
Email:

(b)	Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. at the place of receipt, then on the following Business Day).

(c)	Any Party may at any time change its address for service from time to time by giving notice to the other Party in accordance with this Section 6.11.

6.13	Severability

If any provision of this Agreement is determined by an arbitrator or court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as

26

Exhibit 99.3

closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

6.14	Arbitration

Any dispute, controversy or claim arising out of or in connection with this Agreement or the breach, termination or validity hereof, or in respect of any legal relationship associated with it or derived from it, shall be finally resolved by binding arbitration by a single arbitrator pursuant to the International Commercial Arbitration Act (British Columbia), and either Party may so refer such a dispute, controversy or claim to arbitration. If either Party wishes to have any matter under this Agreement arbitrated, then it shall give notice to the other Party specifying particulars of the matter or matters in dispute and proposing the name of the person it wishes to appoint as the single arbitrator. Within five (5) Business Days after receipt of such notice, the other Party shall give notice to the first Party advising whether it accepts the arbitrator proposed by the first Party. If such notice is not given by the other Party within such five (5) Business Day period, the other Party shall be deemed to have accepted the arbitrator proposed by the first Party. If the Parties do not agree upon a single arbitrator within such five (5) Business Day period, the arbitrator shall be appointed, upon the application of either Party, by a judge of the Supreme Court of British Columbia and, for such purpose, each of the Parties hereby irrevocably attorns to the jurisdiction of the Supreme Court of British Columbia. The place of arbitration shall be Vancouver, British Columbia. The language of the arbitration shall be English. The decision of the arbitrator shall be final and binding on the Parties and the costs of such arbitration shall be as determined by the arbitrator. Judgment on the arbitration award may be entered in any court having jurisdiction. The Parties covenant and agree that they will conduct all aspects of such arbitration having regard at all times to expediting the final determination of the arbitration. This Section 6.14 shall not preclude the Parties from seeking provisional remedies, interim and interlocutory relief from a court of competent jurisdiction.

6.15	Governing Law and Jurisdiction for Disputes

This Agreement shall be governed by and construed in accordance with the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein and shall be treated, in all respects, as a British Columbia contract.

6.16	Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts (whether by facsimile, email, or other electronic means), with the same effect as if all Parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.

[Signature page follows]

27

IN WITNESS WHEREOF this Agreement has been executed by the Parties.

NORTHERN DYNASTY MINERALS LTD.
By:
Name:
Title:

KOPERNIK GLOBAL INVESTORS LLC

By:
Name: [ ]
Title: [ ]

SCHEDULE A

SUBSCRIBERS

Name of Subscriber	Subscription Amount

SCHEDULE B

FORM OF CONVERTIBLE NOTE